Exhibit 99.15

                        Johnson & Johnson
   2003 First Quarter EPS Rose 16.9% on Sales Increase of 12.3%

      New Brunswick, NJ (April 15, 2003) -- Johnson & Johnson today announced sales for the first quarter of $9.8 billion, an increase of 12.3% over the prior year. Excluding the impact of currency, worldwide sales increased 8.1%. Domestic sales were up 8.9%, while international sales increased 6.9% on an operational basis.

      Net earnings and diluted earnings per share for the quarter were $2.1 billion and $.69, increases of 12.9% and 16.9%, respectively, as compared to the same period in 2002. These amounts include after-tax special charges of $15 million taken in the first quarter of 2003 for in-process research and development costs associated with the acquisitions of 3-Dimensional Pharmaceuticals, Inc. and Orquest, Inc.

      "I am pleased with our ability to continue to deliver solid results in sales and earnings despite the challenges of intense competition," said William C. Weldon, Chairman and Chief Executive Officer. "The breadth of our businesses in human health care serves us well, an excellent example this quarter being the strong performance of our worldwide consumer businesses." Mr. Weldon also stated, "The key to our long-term consistent performance is our ongoing investment in science and technology."

      Worldwide Pharmaceutical sales of $4.7 billion for the first quarter of 2003 represented an increase of 11.6% versus the prior year on a reported basis and 7.8% operationally. Domestic sales increased 10.3%, while international sales increased 14.7%. Sales growth reflects the strong performance of REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; DURAGESIC, a transdermal patch for chronic pain; TOPAMAX, an antiepileptic; ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders, and RISPERDAL, an antipsychotic medication. PROCRIT/EPREX, a product for the treatment of anemia, was impacted by increased competition and had minimal reported growth.

      During the first quarter, the Company announced a definitive agreement to acquire Scios, Inc., a biopharmaceutical company with a marketed product for cardiovascular disease and research projects focused on auto-immune diseases. Scios' product NATRECOR is a novel agent approved for congestive heart failure and has several significant advantages over existing therapies. Their research and development program includes several potential new treatments for pain and inflammatory diseases, including an advanced p-38 kinase inhibitor program. The transaction is valued at approximately $2.4 billion, net of cash, and is expected to close later this month.

      Also in the quarter, the Company announced and completed the acquisition of 3-Dimensional Pharmaceuticals, Inc., a company with a technology platform focused on the discovery and development of potential new drugs in early stage development for the treatment of cardiovascular disorders, oncology and inflammation. The transaction is valued at $88 million, net of cash.

      The Company also received U.S. Food and Drug Administration
(FDA) approval for REMICADE (infliximab) for the additional indication of long-term treatment of fistulizing Crohn's disease, a chronic inflammatory bowel disorder that commonly affects the lower part of the small and large intestine, as well as FLEXERIL (cyclobenzaprine HCl) 5 mg tablets for the treatment of muscle spasm associated with painful musculoskeletal conditions. In April, the Company received FDA approval for RISPERDAL M-TAB (risperidone), a fast dissolving form of the schizophrenia medication that dissolves in seconds when placed in the mouth.

      Worldwide Medical Devices and Diagnostics achieved sales of $3.4 billion in the first quarter of 2003, which represented an increase over the prior year of 13.7% on a reported basis and 8.0% operationally. Domestic and international sales increased 5.1% and 24.8%, respectively. DePuy's orthopaedic joint reconstruction and spinal products, and Ethicon Endo-Surgery's minimally invasive surgical products achieved very strong sales growth. Also contributing to the overall performance of the segment were solid results from Cordis' circulatory disease management products and Ethicon's wound care and women's health products.

      During the quarter, the Company completed the acquisition of Orquest, Inc., a privately held biotechnology company focused on developing biologically-based implants for orthopaedics and spine surgery. Orquest's principal product, HEALOS Bone Graft Material, is designed to reduce the time and pain associated with standard bone graft harvesting and represents a therapeutic advance for patients requiring bone graft material for spine fusion or other surgery.

      Worldwide Consumer sales were $1.8 billion in the first quarter of 2003, an increase of 11.7% over the prior year on a reported basis and 9.6% operationally. Domestic sales increased 11.1%, while international sales increased 12.4%. Consumer sales experienced strong growth in NEUTROGENA, CLEAN & CLEAR and AVEENO skin care products and SPLENDA sweetener products, as well as broad-based growth in the Consumer Pharmaceuticals and Wound Care franchises.

      Johnson & Johnson, with approximately 110,300 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 54 countries around the world, selling products in more than 175 countries.

                       NOTE TO INVESTORS

      Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.jnj.com. A replay will be available two hours after the live webcast by visiting www.jnj.com and clicking on "Webcast Archives" in the Investor Relations section.

      (This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures directly by way of a footnote in Exhibit 99.20. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in
Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002. Copies of this Form 10-K are available online at www.sec.gov http://www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

      For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.